Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces June 30, 2023 Financial Results and Declares Third Quarter 2023 Dividend of $0.42 per Share

BOSTON – August 8, 2023 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced financial results for the second quarter ended June 30, 2023, and that its Board of Directors has declared a dividend of $0.42 per share for the third quarter of 2023.

“Our net investment income increased 20% quarter-over-quarter driven by the continued benefits of higher interest rates across our well-diversified portfolio of largely senior secured, floating rate loans,” said Michael Ewald, Chief Executive Officer of BCSF. “As a result of the Company’s strong earnings and the continued stable credit performance across our high-quality portfolio, we are raising our regular quarterly dividend by 10.5% to $0.42 per share, which represents the third increase for our shareholders in the past twelve months.”

QUARTERLY HIGHLIGHTS

•
Net investment income (NII) per share was $0.60, equating to an annualized NII yield on book value of 13.9%(1);
•
Net income per share was $0.45, equating to an annualized return on book value of 10.4%(1);
•
Net asset value per share as of June 30, 2023 was $17.44, as compared to $17.37 as of March 31, 2023;
•
Gross and net investment fundings were $197.5 million and $(30.3) million, respectively; Ending net debt-to-equity was 1.13x, as compared to 1.16x as of March 31, 2023(2); and
•
Subsequent to quarter-end, the Company’s Board of Directors increased its regular quarterly dividend by $0.04 per share to $0.42 per share for the third quarter of 2023 payable to stockholders of record as of September 29, 2023(3).

SELECTED FINANCIAL HIGHLIGHTS

($ in millions, unless otherwise noted)	Q2 2023	Q1 2023
Net investment income per share	$0.60	$0.50
Net investment income	$38.9	$32.2
Earnings per share	$0.45	$0.45
Dividends per share declared and payable	$0.38	$0.38

($ in millions, unless otherwise noted)	As of June 30, 2023	As of March 31, 2023
Total fair value of investments	$2,385.3	$2,415.4
Total assets	$2,675.4	$2,606.4
Total net assets	$1,125.8	$1,121.1
Net asset value per share	$17.44	$17.37

PORTFOLIO AND INVESTMENT ACTIVITY

For the three months ended June 30, 2023, the Company invested $197.5 million in 46 portfolio companies, including $119.8 million in six new companies, $47.7 million in 39 existing companies and $30.0 million in Senior Loan Program, LLC (“SLP”). The Company had $227.8 million of principal repayments and sales in the quarter, resulting in net investment fundings of $(30.3) million.

Investment Activity for the Quarter Ended June 30, 2023:

($ in millions)	Q2 2023	Q1 2023
Investment Fundings	$197.5	$308.0
Sales and Repayments	$227.8	$285.4
Net Investment Activity	$(30.3)	$22.6

As of June 30, 2023, the Company’s investment portfolio had a fair value of $2,385.3 million, comprised of investments in 142 portfolio companies operating across 30 different industries.

Investment Portfolio at Fair Value as of June 30, 2023:

Investment Type	$ in Millions	% of Total
First Lien Senior Secured Loans	$1,532.4	64.2%
Second Lien Senior Secured Loans	85.8	3.6
Subordinated Debt	44.5	1.9
Structured Products	23.2	1.0
Preferred Equity	99.6	4.2
Equity Interests	229.7	9.6
Warrants	0.5	0.0
Investment Vehicles	369.6	15.5
Subordinated Note in ISLP	187.0	7.8
Equity Interest in ISLP	65.8	2.8
Subordinated Note in SLP	116.0	4.9
Preferred and Equity Interest in SLP	0.8	0.0
Total	$2,385.3	100.0%

As of June 30, 2023, the weighted average yield on the investment portfolio at amortized cost and fair value were 12.8% and 13.0%, respectively, as compared to 12.3% and 12.5%, respectively, as of March 31, 2023.(4) 94.1% of the Company’s debt investments at fair value were in floating rate securities.

As of June 30, 2023, two portfolio companies were on non-accrual status, representing 2.1% and 0.0% of the total investment portfolio at amortized cost and fair value, respectively.

As of June 30, 2023, ISLP’s investment portfolio had an aggregate fair value of $686.6 million, comprised of investments in 39 portfolio companies operating across 19 different industries. The investment portfolio on a fair value basis was comprised of 93.7% first lien senior secured loans, 3.0% second lien senior secured loans and 3.3% equity interests. 100% of ISLP’s debt investments at fair value were in floating rate securities.

As of June 30, 2023, SLP’s investment portfolio had an aggregate fair value of $830.1 million, comprised of investments in 60 portfolio companies operating across 25 different industries.(5) The investment portfolio on a fair value basis was comprised of 97.4% first lien senior secured loans and 2.6% second lien senior secured loans. 98.9% of SLP’s debt investments at fair value were in floating rate securities.

RESULTS OF OPERATIONS

For the three months ended June 30, 2023 and March 31, 2023, total investment income was $75.7 million and $74.7 million, respectively. The increase in investment income was primarily due to an increase in interest income as a result of higher base rates, partially offset by lower other income.

Total expenses (before taxes) for the three months ended June 30, 2023 and March 31, 2023 were $35.7 million and $42.0 million, respectively.

Net investment income for the three months ended June 30, 2023 and March 31, 2023 was $38.9 million or $0.60 per share and $32.2 million or $0.50 per share, respectively.

During the three months ended June 30, 2023, the Company had net realized and unrealized gains (losses) of $(9.7) million.

Net increase in net assets resulting from operations for the three months ended June 30, 2023 was $29.2 million, or $0.45 per share.

CAPITAL AND LIQUIDITY

As of June 30, 2023, the Company had total principal debt outstanding of $1,498.5 million, including $546.0 million outstanding in the Company’s Sumitomo Credit Facility, $352.5 million outstanding of the debt issued through BCC Middle Market CLO 2019-1 LLC, $300.0 million outstanding in the Company’s senior unsecured notes due March 2026 and $300.0 million outstanding in the Company’s senior unsecured notes due October 2026.

For the three months ended June 30, 2023, the weighted average interest rate on debt outstanding was 5.2%, as compared to 5.0% for the three months ended March 31, 2023.

As of June 30, 2023, the Company had cash and cash equivalents (including foreign cash) of $92.3 million, restricted cash and cash equivalents of $36.2 million, $95.7 million of unsettled trades, net of receivables and payables of investments, and $104.3 million of capacity under its Sumitomo Credit Facility. As of June 30, 2023, the Company had $276.0 million of undrawn investment commitments.

As of June 30, 2023, the Company’s debt-to-equity and net debt-to-equity ratios were 1.33x and 1.13x, respectively, as compared to 1.26x and 1.16x, respectively, as of March 31, 2023(2).

Endnotes

(1)
Net investment income yields and net income returns are calculated on average net assets, or book value, for the respective periods shown.

(2)
Net debt-to-equity represents principal debt outstanding less cash and cash equivalents and unsettled trades, net of receivables and payables of investments.

(3)
The third quarter dividend is payable on October 31, 2023 to holders of record as of September 29, 2023.

(4)
The weighted average yield is computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total relevant investments at amortized cost or fair value. The weighted average yield does not represent the total return to our stockholders.

(5)
SLP acquired 70% of the member equity interests of the Company’s 2018-1 portfolio (“2018-1”). The Company retained 30% of the 2018-1 membership interests as a non-controlling equity interest.

CONFERENCE CALL INFORMATION

A conference call to discuss the Company’s financial results will be held live at 8:30 a.m. Eastern Time on August 9, 2023. Please visit BCSF’s webcast link located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalspecialtyfinance.com for a slide presentation that complements the Earnings Conference Call.

Participants are also invited to access the conference call by dialing one of the following numbers:

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Domestic: 1-888-886-7786
•
International: 1-416-764-8658
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Conference ID: 50402553

All participants will need to reference “Bain Capital Specialty Finance - Second Quarter Ended June 30, 2023 Earnings Conference Call” once connected with the operator. All participants are asked to dial in 10-15 minutes prior to the call.

Replay Information:

An archived replay will be available approximately three hours after the conference call concludes through August 16, 2023 via a webcast link located on the Investor Resources section of BCSF’s website, and via the dial-in numbers listed below:

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Domestic: 1-844-512-2921
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International: 1-412-317-6671
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Conference ID: 50402553

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of	As of
	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliate investments (amortized cost of $1,745,841 and $1,846,172, respectively)	$1,669,079	$1,774,947
Non-controlled/affiliate investment (amortized cost of $149,376 and $133,808, respectively)	191,995	173,400
Controlled affiliate investment (amortized cost of $520,410 and $439,958, respectively)	524,198	438,630
Cash and cash equivalents	87,727	30,205
Foreign cash (cost of $5,203 and $34,528, respectively)	4,612	29,575
Restricted cash and cash equivalents	36,243	65,950
Collateral on forward currency exchange contracts	7,545	9,612
Deferred financing costs	3,276	3,742
Interest receivable on investments	40,342	34,270
Receivable for sales and paydowns of investments	95,893	18,166
Prepaid Insurance	605	194
Unrealized appreciation on forward currency exchange contracts	55	62
Dividend receivable	13,818	13,681
Total Assets	$2,675,388	$2,592,434

Liabilities
Debt (net of unamortized debt issuance costs of $8,893 and $10,197, respectively)	$1,489,607	$1,385,303
Interest payable	15,897	12,130
Payable for investments purchased	233	34,292
Base management fee payable	9,116	8,906
Incentive fee payable	4,008	9,216
Unrealized depreciation on forward currency exchange contracts	1,308	—
Accounts payable and accrued expenses	4,906	2,954
Distributions payable	24,534	23,242
Total Liabilities	1,549,609	1,476,043

Commitments and Contingencies (See Note 10)

Net Assets
Common stock, par value $0.001 per share, 100,000,000,000 and 100,000,000,000 shares authorized, 64,562,265 and 64,562,265 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	65	65
Paid in capital in excess of par value	1,168,384	1,168,384
Total distributable loss	(42,670)	(52,058)
Total Net Assets	1,125,779	1,116,391
Total Liabilities and Total Net Assets	$2,675,388	$2,592,434

Net asset value per share	$17.44	$17.29

See Notes to Consolidated Financial Statements

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30	For the Three Months Ended June 30
	2023	2022
Income
Investment income from non-controlled/non-affiliate investments:
Interest from investments	$47,101	$29,769
Dividend income	61	—
PIK income	6,249	2,375
Other income	1,922	7,690
Total investment income from non-controlled/non-affiliate investments	55,333	39,834

Investment income from non-controlled/affiliate investments:
Interest from investments	2,525	1,901
Dividend income	1,630	1,851
PIK income	628	45
Total investment income from non-controlled/affiliate investments	4,783	3,797

Investment income from controlled affiliate investments:
Interest from investments	8,562	4,214
Dividend income	7,037	4,519
Total investment income from controlled affiliate investments	15,599	8,733
Total investment income	75,715	52,364

Expenses
Interest and debt financing expenses	20,459	11,027
Base management fee	9,116	8,451
Incentive fee	4,008	4,069
Professional fees	451	446
Directors fees	179	179
Other general and administrative expenses	1,493	1,477
Total expenses, net of fee waivers	35,706	25,649
Net investment income before taxes	40,009	26,715
Income tax expense, including excise tax	1,097	—
Net investment income	38,912	26,715

Net realized and unrealized gains (losses)
Net realized loss on non-controlled/non-affiliate investments	(229)	(2,576)
Net realized gain (loss) on foreign currency transactions	(321)	3,166
Net realized gain (loss) on forward currency exchange contracts	—	2,018
Net change in unrealized appreciation on foreign currency translation	127	(2,051)
Net change in unrealized appreciation on forward currency exchange contracts	(1,476)	8,124
Net change in unrealized appreciation on non-controlled/non-affiliate investments	(6,925)	(27,206)
Net change in unrealized appreciation on non-controlled/affiliate investments	(432)	9,102
Net change in unrealized appreciation on controlled affiliate investments	(485)	(63)
Total net gains (losses)	(9,741)	(9,486)
Net increase in net assets resulting from operations	$29,171	$17,229

Basic and diluted net investment income per common share	$0.60	$0.41
Basic and diluted increase in net assets resulting from operations per common share	$0.45	$0.27
Basic and diluted weighted average common shares outstanding	64,562,265	64,562,265

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through June 30, 2023, BCSF has invested approximately $6.8 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Contact:

Katherine Schneider

Tel. (212) 803-9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. (646) 502-3549

clusk@stantonprm.com